Exhibit 99

General Electric Capital Services, Inc.
Condensed Statement of Earnings

	Three months ended September 30				Nine months ended September 30
(In millions, Unaudited)	2011	2010	V	%	2011	2010	V	%

Revenues
Revenues from services	$11,986	11,914			$37,386	$36,730
Sales of goods	32	40			116	489
Total revenues	12,018	11,954	1%		37,502	37,219	1%

Costs and expenses
Costs of sales, operating and administrative expenses	5,135	5,536			15,718	16,974
Interest	3,560	3,573			10,750	10,916
Investment contracts, insurance losses and insurance
annuity benefits	755	796			2,314	2,353
Provision for losses on financing receivables	1,020	1,637			2,988	5,824
Total costs and expenses	10,470	11,542	(9)%		31,770	36,067	(12)%

Earnings from continuing operations before
income taxes	1,548	412	F		5,732	1,152	F
Benefit (provision) for income taxes	(57)	386			(829)	855
Earnings from continuing operations	1,491	798	87%		4,903	2,007	F

Earnings (loss) from discontinued operations,
net of taxes	2	(1,052)			276	(1,502)

Net earnings (loss)	1,493	(254)	F		5,179	505	F

Less net earnings (loss) attributable to
noncontrolling interests	38	18			89	(9)
Net earnings (loss) attributable to GECS	$1,455	(272)	F		$5,090	$514	F

Amounts attributable to GECS:
Earnings from continuing operations	$1,453	780	86%		$4,814	$2,016	F
Earnings (loss) from discontinued operations, net of taxes	2	(1,052)			276	(1,502)
Net earnings (loss) attributable to GECS	$1,455	(272)	F		$5,090	$514	F

(1)

General Electric Capital Services, Inc.
Summary of Operating Segments

	Three months ended September 30				Nine months ended September 30
(In millions, Unaudited)	2011	2010	V	%	2011	2010	V	%

Revenues
Commercial Lending and Leasing (CLL)	$4,512	$4,551	(1)%		$13,786	$13,651	1%
Consumer	4,032	4,097	(2)%		13,035	12,840	2%
Real Estate	935	953	(2)%		2,834	2,888	(2)%
Energy Financial Services	221	291	(24)%		931	1,677	(44)%
GE Capital Aviation Services (GECAS)	1,265	1,321	(4)%		3,917	3,819	3%
Total segment revenues	10,965	11,213	(2)%		34,503	34,875	(1)%
GECS corporate items and eliminations	1,053	741	42%		2,999	2,344	28%
Total Revenues	$12,018	$11,954	1%		$37,502	$37,219	1%

Segment profit
CLL	$688	$443	55%		$1,943	$987	97%
Consumer	737	773	(5)%		2,976	1,977	51%
Real Estate	(82)	(405)	80%		(775)	(1,332)	42%
Energy Financial Services	79	55	44%		330	334	(1)%
GECAS	208	158	32%		835	763	9%
Total segment profit	1,630	1,024	59%		5,309	2,729	95%
GECS corporate items and eliminations	(177)	(244)	27%		(495)	(713)	31%
Earnings from continuing operations
attributable to GECS	1,453	780	86%		4,814	2,016	F
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECS	2	(1,052)	F		276	(1,502)	F
Net earnings (loss) attributable to GECS	$1,455	$(272)	F		$5,090	$514	F

(2)

General Electric Capital Services, Inc.
Condensed Statement of Financial Position

	September 30,	December 31,
(In billions, Unaudited)	2011	2010

Assets
Cash & marketable securities	$129.7	$104.2
Inventories	–	0.1
Financing receivables - net	293.7	312.2
Property, plant & equipment - net	52.3	53.8
Goodwill & intangible assets	29.4	29.4
Other assets	93.4	93.5
Assets of businesses held for sale	3.1	3.1
Assets of discontinued operations	1.5	12.4

Total assets	$603.1	$608.7

Liabilities and equity
Borrowings and bank deposits	$456.8	$470.5
Investment contracts, insurance liabilities and insurance annuity benefits	30.4	30.0
Other liabilities	35.3	35.0
Liabilities of businesses held for sale	1.8	0.6
Liabilities of discontinued operations	1.6	2.4
GECS shareowner's equity	76.0	69.0
Noncontrolling interests	1.2	1.2

Total liabilities and equity	$603.1	$608.7

(3)